Exhibit 99.1

News release

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HP Announces Preliminary Second Quarter Results;

Raises Full Year Earnings, Revenue Outlook

PALO ALTO, Calif., May 13, 2008 – HP today announced preliminary results for the second fiscal quarter 2008, with revenue of $28.3 billion compared with $25.5 billion one year ago.

In the second quarter, preliminary GAAP diluted earnings per share (EPS) were $0.80 and non-GAAP diluted EPS were $0.87, compared with second quarter fiscal 2007 GAAP diluted EPS of $0.65 and non-GAAP diluted EPS of $0.70. Non-GAAP diluted EPS estimates exclude after-tax costs related primarily to the amortization of purchased intangible assets of approximately $0.07 per share and $0.05 per share in the second quarter of fiscal 2008 and fiscal 2007, respectively.

The second quarter results were highlighted by solid performance across HP’s business segments and strong cash flow from operations.

For the third fiscal quarter of 2008, HP estimates revenue of approximately $27.3 billion to $27.4 billion, GAAP diluted EPS in the range of $0.76 to $0.77, and non-GAAP diluted EPS in the range of $0.82 to $0.83. Non-GAAP diluted EPS guidance excludes after-tax costs of approximately $0.06 per share, related primarily to the amortization of purchased intangible assets.

HP estimates full-year FY08 revenue will be approximately $114.2 billion to $114.4 billion, up from its previous estimate of $113.5 billion to $114 billion. FY08 GAAP diluted EPS is expected to be in the range of $3.30 to $3.34, up from its previous estimate of $3.26 to $3.30, and FY08 non-GAAP diluted EPS is expected to be in the range of $3.54 to $3.58, up from its previous estimate of $3.50 to $3.54. FY08 non-GAAP diluted EPS estimates exclude after-tax costs of approximately $0.24 per share, related primarily to the amortization of purchased intangibles. These estimates for both the third fiscal quarter and full year of fiscal 2008 do not reflect the potential impact of the acquisition of Electronic Data Systems Corporation (EDS) that HP announced today.

HP is issuing this preliminary earnings announcement to facilitate communications with investors regarding today’s announcement that HP has entered into a definitive merger agreement to acquire EDS (see “HP to Acquire EDS for $13.9 billion” for full details).

Updated Earnings Announcement Date

In conjunction with today’s announcement of the acquisition of EDS, HP is now scheduled to release its final results for the second fiscal quarter on Tuesday, May 20, 2008 with a conference call scheduled for 5 p.m. ET/2 p.m. PT that day to provide additional details. An audio webcast of the conference call will be available at www.hp.com/investor/q22008webcast. A replay of the audio webcast will be available at the same website shortly after the call.

About HP

HP focuses on simplifying technology experiences for all of its customers – from individual consumers to the largest businesses. With a portfolio that spans printing, personal computing, software, services and IT infrastructure, HP is among the world’s largest IT companies, with revenue totaling $107.7 billion for the four fiscal quarters ended Jan. 31, 2008. More information about HP (NYSE: HPQ) is available at  www.hp.com.

Use of non-GAAP financial information

To supplement HP’s historical and forecasted financial results presented on a GAAP basis, HP provides non-GAAP diluted earnings per share. Non-GAAP diluted earnings per share is defined to exclude the effects of any restructuring charges, charges relating to the amortization of purchased intangible assets, pension curtailment gains and in-process research and development charges recorded during the relevant period. In addition, non-GAAP diluted earnings per share are adjusted by the amount of additional taxes or tax benefit associated with each non-GAAP item. HP’s management uses non-GAAP diluted earnings per share for purposes of evaluating and forecasting HP’s financial performance. HP believes that providing non-GAAP diluted earnings per share to investors in addition to the related GAAP measure provides investors with greater transparency to the information used by HP’s management in its financial and operational decision-making and allows investors to see HP’s results “through the eyes” of management. Non-GAAP diluted earnings per share may have limitations as an analytical tool, and this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP.

Forward-looking statements

This news release contains forward-looking statements that involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of HP may differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to any projections of revenue, margins, expenses, earnings, tax provisions, cash flows, benefit obligations, share repurchases or other financial items; any statements of the plans, strategies, and objectives of management for future operations, including execution of cost reduction programs and restructuring plans; any statements concerning the expected development, performance or market share relating to products or services; any statements regarding pending investigations, claims or disputes; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include macroeconomic and geopolitical trends and events; execution and performance of contracts by suppliers, customers and partners; the challenge of managing asset levels, including inventory; the difficulty of aligning expense levels with revenue changes; assumptions related to pension and other post-retirement costs; expectations and assumptions relating to the execution and timing of cost reduction programs and restructuring plans; the resolution of pending investigations, claims and disputes; and other risks that are described in HP's Annual Report on Form 10-K for the fiscal year ended October 31, 2007 and HP's other filings with the Securities and Exchange Commission, including HP’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2008. As in prior periods, the financial information set forth in this release, including tax-related items, reflects estimates based on information available at this time. While HP believes these estimates to be meaningful, these amounts could differ materially from actual reported amounts in HP's Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2008. In particular, determining HP's actual tax balances and provisions as of April 30, 2008 requires extensive internal and external review of tax data (including consolidating and reviewing the tax provisions of numerous domestic and foreign entities), which is being completed in the ordinary course of preparing HP's Form 10-Q. HP assumes no obligation and does not intend to update these forward-looking statements.

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© 2008 Hewlett-Packard Development Company, L.P. The information contained herein is subject to change without notice. HP shall not be liable for technical or editorial errors or omissions contained herein.

5/2008